 As filed with the Securities and Exchange Commission on November 30, 2022
Registration No. 333-232923
Registration No. 333-195969

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PBF LOGISTICS LP
(Exact name of registrant as specified in its charter)

Delaware	35-2470286
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Sylvan Way, Second Floor Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)

PBF Logistics LP 2014 Long-Term Incentive Plan
(Full title of the plan)

Trecia M. Canty, Esq.
Senior Vice President, General Counsel and Secretary
PBF Logistics GP LLC
One Sylvan Way, Second Floor
Parsippany, New Jersey 07054
(Name and address of agent for service)

Telephone: (973) 455-7500
(Telephone number, including area code, of agent for service)

Copies to:
Philip Haines, Esq.
Jordan Hirsch, Esq.
Hunton Andrews Kurth LLP
600 Travis St., Suite 4200
Houston, Texas 77002
(713) 220-4200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

EXPLANATORY NOTE — DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), originally filed by PBF Logistics LP, a Delaware limited partnership (“PBFX”), with the Securities and Exchange Commission:

•
Registration Statement No. 333-232923, filed on July 31, 2019, registering the issuance of an aggregate of 1,500,000 common units representing limited partner interests of PBFX (“PBFX Common Units,” and the holders of PBFX Common Units, the “PBFX Unitholders”) reserved for issuance under the PBF Logistics LP 2014 Long-Term Incentive Plan; and

•
Registration Statement No. 333-195969, filed on May 15, 2014, registering the issuance of an aggregate of 1,588,655 PBFX Common Units reserved for issuance under the PBF Logistics LP 2014 Long-Term Incentive Plan.

On November 30, 2022, the PBFX Unitholders approved the Agreement and Plan of Merger, dated as of July 27, 2022 (the “Merger Agreement”), by and among PBF Energy, Inc., a Delaware corporation (“PBF Energy”), PBF Energy Company, LLC, a Delaware limited liability company and subsidiary of PBF Energy (“PBF LLC”), PBFX Holdings Inc., a Delaware corporation and wholly owned subsidiary of PBF LLC (“PBFX Holdings”), Riverlands Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of PBF LLC (“Merger Sub”), PBFX and PBF Logistics GP LLC, a Delaware limited liability company and the general partner of PBFX, including the transactions contemplated thereby, including the Merger (as defined below). Pursuant to the Merger Agreement, (i) PBF LLC acquired all of the outstanding PBFX Common Units other than PBFX Common Units held directly or indirectly by PBF Energy and its subsidiaries (all such PBFX Common Units previously held by persons other than PBF Energy and its subsidiaries, the “PBFX Public Common Units), and (ii) Merger Sub merged with and into PBFX, with PBFX surviving the merger as an indirect subsidiary of PBF Energy, owned 99% by PBF LLC and 1% by PBFX Holdings (the “Merger”).

The Merger became effective on November 30, 2022, upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the “Effective Time”). At the Effective Time, pursuant to the terms of the Merger Agreement, each outstanding PBFX Public Common Unit was converted into the right to receive: (i) 0.270 of a share of Class A Common Stock, par value $0.001 per share, of PBF Energy (the “PBF Energy Common Stock”), (ii) $9.25 in cash, without interest, and (iii) any cash in lieu of fractional shares of PBF Energy Common Stock to which the holder thereof became entitled to upon surrender of such PBFX Public Common Units in accordance with the Merger Agreement.

In connection with the completion of the Merger, PBFX terminated all offerings of securities pursuant to the Registration Statements. In accordance with undertakings made by PBFX in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the Securities that had been registered for issuance that remain unsold at the termination of such offering, PBFX hereby removes from registration all of such securities of PBFX registered but unsold under the Registration Statements.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Parsippany, State of New Jersey, on November 30, 2022.

PBF LOGISTICS LP

By:	PBF Logistics GP LLC, its general partner

By:	/s/ Trecia M. Canty
Name:	Trecia M. Canty
Title:	Senior Vice President, General Counsel and Secretary

Pursuant to Rule 478 of the Securities Act, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements.

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